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                                                                      EXHIBIT 4C


                       MAXIMUM ANNIVERSARY VALUE OPTIONAL
                            DEATH BENEFIT ENDORSEMENT

This Endorsement is made a part of, and subject to, the other terms and conditions of the Contract to which it is attached.

This Endorsement modifies the AMOUNT OF DEATH BENEFIT under the DEATH OF OWNER BEFORE THE ANNUITY DATE in the Contract.

The following are added under the DEFINITIONS section of the Contract:

         NET PURCHASE PAYMENT
         The sum of all Purchase Payments, reduced proportionately on the date of each partial withdrawal by the percentage at which the Contract Value is reduced by such withdrawal (including any charges applicable to the withdrawal).

AMOUNT OF DEATH BENEFIT
If, upon the death of the Owner and prior to the Annuity Date, the Owner has not attained age 90, the amount of the Death Benefit will be as described under the Maximum Anniversary Value Optional Death Benefit. If the deceased Owner has attained age 90, then the Death Benefit will be the Contract Value. This Death Benefit option cannot be changed or terminated.

MAXIMUM ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT
As of the date We receive Your Due Proof of Death and prior to the Owner attaining age 90, the Death Benefit will be the greatest of:

(a)  Net Purchase Payments; or

(b)  Contract Value; or

(c)  The Maximum Anniversary Value.

We will calculate the Maximum Anniversary Value, by determining the Contract Value for each Contract anniversary prior to the Owner's 81st birthday. An anniversary value is equal to the Contract Value at a Contract anniversary increased by the dollar amount of any Purchase Payment(s) made since that anniversary and reduced for any partial withdrawals since that anniversary (and any charges applicable to such withdrawals) in the same proportion that the Contract Value was reduced on the date of such withdrawal. If any of those anniversary values is greater than Your Contract Value, You will receive that amount as the Maximum Anniversary Value.

MAXIMUM ANNIVERSARY OPTIONAL DEATH BENEFIT CHARGE
On an annual basis, this charge equals [0.15%] of Your average daily ending value of the assets attributable to the Accumulation Units of the Subaccount(s) to which the Contract is allocated. We deduct this charge daily. This charge is in addition to the charges in Your Contract.




Signed for the Company to be effective on the Contract Date.

ANCHOR NATIONAL LIFE INSURANCE COMPANY


  /s/ CHRISTINE A. NIXON                      /s/ JAY S. WINTROB
----------------------------             -------------------------------
    Christine A. Nixon                          Jay S. Wintrob
       Secretary                                   President


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